AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1998.
                                                 REGISTRATION NO. ___-________
===============================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             Credit Concepts, Inc.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

    Oregon                            6141                     93-1236587
---------------------        ---------------------        -------------------
(State or jurisdic-            (Primary Standard             (IRS Employer
tion of incorporation          Industrial Classi-         Identification No.)
or organization)             fication Code Number)

     2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401    (541) 342-8545
   --------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                                     (Same)
              ---------------------------------------------------
              (Address of principal place of business or intended
                          principal place of business)

                            Tom W. Palmer, President
                         2149 Centennial Plaza, Suite 2
                              Eugene, Oregon 97401
                                 (541) 342-8545

                                    Copy to:
                                Mike Liles, Jr.
                              Karr Tuttle Campbell
                         1201 Third Avenue, Suite 2900
                           Seattle, Washington 98101
                                 (206) 224-8068
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public ___________.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________________________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

===============================================================================

                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of Each       Dollar        Proposed         Proposed
  Class of          Amount        Maximum          Maximum       Amount of
Securities To       To Be      Offering Price     Aggregate     Registration
Be Registered     Registered      Per Unit      Offering Price      Fee
-------------------------------------------------------------------------------
Investment
Certificates  $10,000,000.00   $1,000,000.00    $10,000,000.00     $2,780
-------------------------------------------------------------------------------

          NOTE. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offering and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus dated November __, 1998



                             CREDIT CONCEPTS, Inc.

                SHORT-TERM and LONG-TERM INVESTMENT CERTIFICATES
                           Minimum Investment: $5,000

     YOU MAY LIQUIDATE YOUR CERTIFICATES PRIOR TO MATURITY UPON 90 DAYS NOTICE TO THE COMPANY, BUT IF YOU DO, YOU WILL EARN NO INTEREST ON THE CERTIFICATES DURING THE NOTICE PERIOD.

     Credit Concepts, Inc. is offering $5,000,000 of fixed-rate Short-Term Investment Certificates and $5,000,000 of fixed-rate Long-Term Investment Certificates directly to investors. The amount of Certificates that you may purchase in the aggregate may not exceed 10% of your net worth.

     The interest rate for the Certificates is fixed. Initially this interest rate is 8.00% annually for the Short-Term Certificates and 8.75% annually for the Long-Term Certificates. The terms of the Investment Certificates are initially two years for the Short-Term Certificates and four years for the Long-Term Certificates. The interest rate and the term may be changed for new Investment Certificates of either type at the discretion of the Company from time-to-time to reflect market and other conditions. The interest rate and date of maturity for each Certificate are determined at the time of its sale.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     For certain risks of which you should be aware, see Risk Factors beginning at page __.

-------------------------------------------------------------------------------

     Please read this entire Prospectus. In order to invest, fill out the Subscription Form on the inside back cover of this Prospectus and forward it, together with a check or money order for the purchase price, to: Tom W. Palmer, President, or Eugene C. Albert, Vice-President, Credit Concepts, Inc., 2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401, telephone (541) 342-8545.

-------------------------------------------------------------------------------


                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
Offering Summary
Risk Factors
Use of Proceeds
Capitalization
Statement of Income
Management's Discussion and Analysis of Results of Operations
Business
Property
Management
Principal Shareholders
Description of Securities
Plan of Distribution
Legal Matters
Experts
Additional Information
Financial Statements
Subscription Form

===============================================================================

                                OFFERING SUMMARY

     THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION IN THIS PROSPECTUS.


THE COMPANY:
------------
     Credit Concepts, Inc. is in the business of purchasing retail installment Contracts that have been originated by regional used automobile dealers in connection with the financing of used Vehicles. The interest receivable on the Contracts is significantly greater than the Company's cost of borrowed funds. The Company seeks to collect the principal and interest due, and to recover on the Vehicles that serve as collateral on defaulted Contracts, with sufficient efficiency to cover all its costs and return a profit. The Company's operations consist primarily of evaluating which Contracts to purchase, negotiating the terms of the purchase, and arranging for the Company's financing of the purchase.

     The Company has recently been granted a Consumer Finance License by the Oregon Department of Consumer and Business Services, which will allow the Company to make Loans directly to purchasers of used automobiles in addition to purchasing the loan in the form of Contracts from the dealers after the loans have been made.

     The Company commenced operations in October, 1997. Its principal offices are located at 2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401, and its telephone number is (541) 342-8545. Unless the context otherwise requires, as used in this Prospectus, the term "Company" means Credit Concepts, Inc., which was incorporated in the State of Oregon on January 1, 1998, and its predecessor, Credit Concepts, L.L.C., which was organized under the Limited Liability Company laws of the State of Oregon on August 29, 1997.


SECURITIES:
-----------
     $10,000,000 of Investment Certificates ("Investment Certificates" or "Certificates"), consisting of $5,000,000 of fixed-rate Short-Term Investment Certificates and $5,000,000 of fixed-rate Long-Term Investment Certificates, in denominations of $1,000.


TERM:
-----
     The terms of the Investment Certificates are initially two years for the Short-Term Certificates and four years for the Long-Term Certificates. The term may be changed for new Investment Certificates of either type at the discretion of the Company from time-to-time to reflect market and other conditions. However, the term for Long-Term Certificates will not exceed five years and the term for Short-Term Certificates will not be less than eighteen months. The date of maturity for each Certificate is determined at the time of its sale to an investor. Any changes in the terms applicable to new Certificates will have no effect upon the terms applicable to Certificates then outstanding.


INTEREST RATE:
--------------
     Interest on the Certificates accrues at a fixed rate, which initially is 8.00% annually for the Short-Term Certificates and 8.75% annually for the Long-Term certificates. The interest rate may be changed for new Investment Certificates of either type at the discretion of the Company from time-to-time to reflect market and other conditions. However, the interest rate for either type of Certificate will not exceed 12% annually nor be less than 6% annually. The interest rate for each Certificate is determined at the time of its sale to an investor. Any changes in the interest rate applicable to new Certificates will have no effect upon the interest rate applicable to Certificates then outstanding.


MINIMUM INVESTMENT:
-------------------
     $5,000.


INVESTMENT LIMITATIONS:
-----------------------
     Purchases of Certificates in the aggregate may not exceed 10% of your net worth, and you must so represent in the Subscription Form.


COLLATERAL:
-----------
     The Investment Certificates are not secured by any form of collateral.


SUBORDINATION:
--------------
     The Investment Certificates are subordinated to all bank indebtedness for moneys borrowed. At July 31, 1998, the Company had $2,687,431 of bank indebtedness outstanding. This bank indebtedness is secured by all of the Company's assets, including Contracts receivable.


SINKING FUND:
-------------
     The Company will not maintain a sinking fund for the Certificates.


NO TRUSTEE:
-----------
     The Certificates are not subject to the Trust Indenture Act of 1939, and there is no indenture or indenture trustee empowered to act on your behalf should the Company default in the payment to you of principal or interest on the Certificates.


RISK FACTORS:
-------------
     See "Risk Factors" for a discussion of certain risks in this offering to which you would be subject as an investor.

===============================================================================

                             FINANCIAL INFORMATION
                             ---------------------

     Set forth below is summary financial data for the Company's operations from inception to December 31, 1997 and for the seven months ended July 31, 1998, as well as a balance sheet showing the Company's financial position at July 31, 1998. In interpreting this information please refer to the financial statements and footnotes at the end of this Prospectus.

INCOME STATEMENT                                  1998            1997
                                              ------------    ------------
  Total Revenues                              $   471,256    $     6,147
      Interest Expense                        $   154,671    $     3,815
      Provision for Credit Losses                 231,129             -
      Salaries                                     79,017         30,408
  Total Expenses                              $   536,828    $    49,305

Net Income (Loss)                             $   (65,572)   $   (43,158)


BALANCE SHEET                                                  July 31,
                                                                 1998
                                                             ------------
Assets
  Cash                                                       $     55,003
  Net Finance Receivables                                       4,233,810
  Total Assets                                               $  4,483,631

Liabilities
  Bank Line of Credit                                        $  2,687,431
  Subordinated Notes Payable to Stockholders                    1,165,976
  Total Liabilities                                          $  4,192,361
  Total Stockholders' Equity                                 $    291,270

      Total Liabilities and Stockholders' Equity             $  4,483,631

===============================================================================

                                  RISK FACTORS
                                  ------------

     The following are certain risks that you should consider in deciding whether or not to purchase Investment Certificates in this offering. These Risk Factors are not presented in any particular order of significance. When reviewing this Prospectus, you should consider other possible risks that might apply in addition to those discussed below and the extent that certain risks might present a special issue for you based upon your individual circumstances and financial needs.


UNSECURED, UNGUARANTEED OBLIGATIONS.
------------------------------------
     Investment Certificates are unsecured general obligations of the Company. There is no collateral or security interest securing repayment of the Certificates, and repayment of the Certificates is not guaranteed or insured by any governmental agency or third party. As an unsecured general creditor of the Company, in the event of liquidation of the Company, you as a holder of Certificates would share equally with other general creditors of the Company in the remaining unsecured assets of the Company, if any. However, Investment Certificates are subordinated to the Company's present and future bank indebtedness, and the bank indebtedness is secured by all of the Company's assets, including Contracts receivable. These Contracts receivable, which constitute the Company's principal asset, would first be applied to satisfy that bank indebtedness upon any liquidation of the Company before being available to general creditors such as you as a holder of the Investment Certificates. At July 31, 1998, the Company had $2,687,431 of secured bank borrowings outstanding and $301,500 of unsecured borrowings of all kinds. See "Capitalization."


NON-SELF-AMORTIZING OBLIGATIONS.
--------------------------------
     The Investment Certificates do not provide for the payment of any amount of principal prior to maturity, whether in installments or otherwise, and the entire amount of the principal must be paid by the Company at the date of maturity or at such earlier date as may be required under a pre-maturity liquidation notice. The ability of the Company to pay you upon maturity of the Certificates or upon a pre-maturity liquidation notice will depend upon the status of the Company's cash and credit resources at the time such payment is required.


ABSENCE OF SINKING FUND.
------------------------
     The Company has not established a sinking fund for the Investment Certificates in part because the Investment Certificates do not have a common maturity date but instead the maturity date of each Certificate is determined at the time it is purchased. A sinking fund would provide a reserve for the payment of principal and interest on the Certificates. Although the sale of the Certificates in this offering will increase the amount of assets and bank credit available to the Company, there can be no assurance that sufficient funds will actually be available to pay the interest or principal on the Certificates at the time that they become due.


NO TRADING MARKET FOR INVESTMENT CERTIFICATES.
----------------------------------------------
     Although the Certificates may be transferred on the Company's Certificate ownership records by signing the form of assignment on the back of the Certificate and delivering it to the new owner, there is no trading market for the Company's Investment Certificates, and the Company does not expect that a trading market will arise in the future. Accordingly, you should be prepared to rely solely upon the Company's ability to repay the Certificates as general unsecured obligations when they become due.


LIMITED OPERATING HISTORY; UNCERTAINTY OF PROFITABILITY.
--------------------------------------------------------
     The Company commenced operations in October, 1997 and through July 31, 1998 has generated $477,403 of revenues and $108,730 of net operating losses. At July 31, 1998, the Company had approximately $55,003 in cash, $4,233,810 in net Contract receivables (after deducting an allowance for credit losses of $191,000 and adding capitalized loan origination costs of $35,148 and interest receivable on Contracts of $64,500), approximately $4,192,361 of indebtedness of all types and a shareholders' equity of approximately $291,270. The Company has no relevant operating history upon which an evaluation of its prospects can be made. Accordingly, there can be no assurance that the Company's operations will generate sufficient revenues, earnings or cash flows to pay the principal and interest on the Certificates when they become due.


COMPANY'S RELIANCE UPON ONGOING FINANCING.
------------------------------------------
     The nature of the Company's business is such that it is required to engage in ongoing financing in order to have the funds to continue to purchase Contracts. To date the Company has relied primarily upon bank borrowings and equity capital from its founders and others for this purpose. However, the Company has begun to reach the limits of its presently available bank credit and, like certain of its competitors, is now seeking to finance its Contracts through the sale of unsecured Investment Certificates. The Company intends to finance the purchase of its Contracts in this manner for the indefinite future. The Company has not previously attempted to finance its purchase of Contracts in this manner, and the success of this approach is uncertain. Should the Company fail to sell sufficient Investment Certificates on an ongoing basis to enable it to purchase a satisfactory amount of Contracts, the Company will be required to seek other methods of financing the Contracts or the Company would self-liquidate over time as Investment Certificates and Contracts mature. The Company does not presently have any arrangements for alternate financing and may not be able to timely arrange alternate financing on acceptable terms should it seek to do so. There can be no assurance that the Company will be able to continue to secure bank-lines-of credit in the future beyond existing renewal dates. In this regard, Tom W. Palmer, the Company's President, and Eugene C. Albert, the Company's Vice-President, have each personally guaranteed an aggregate of $3,000,000 under the Company's secured bank line-of-credit, and Ted W. Palmer, the father of Tom W. Palmer and a Director of the Company, has personally guaranteed an aggregate of $1,000,000 under that line-of-credit. Also, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer have acted as accommodation borrowers for a $450,000 unsecured bank loan, all of the proceeds from which have in turn been loaned to the Company for working capital, primarily to purchase Contracts. Further, Tom W. Palmer and Eugene C. Albert are co-borrowers with the Company for two loans in the aggregate principal amount of $110,000, all of the proceeds from which have been used by the Company for working capital, primarily to purchase Contracts. Eugene C. Albert has collateralized these two loans with real estate owned by him. There can be no assurance that any of these persons will be willing to guarantee any additional amounts under these lines-of-credit or act as further accommodation borrowers, or that if they should do so the banks would extend any additional credit to the Company.


PLANNED SUBSTANTIAL INCREASE IN CORPORATE INDEBTEDNESS.
-------------------------------------------------------
     The Company plans significant growth in the Company's business in ensuing years through the purchase of Contracts and the origination of Loans.
Virtually all of this increase in business is expected to be financed by a corresponding increase in Company indebtedness of all types, including bank indebtedness that will be secured and prior in right of payment to the Investment Certificates in this offering, as well as unsecured debt that will be on a parity with the Investment Certificates. The Investment Certificates are unsecured, but the proceeds from their sale are used to purchase Contracts that serve as collateral for the bank indebtedness. For this reason, the unsecured debt represented by the Certificates are treated as equity for purposes of the capital minimums that must be maintained under the bank line-of-credit agreement. As a result, sale of the Certificates in this offering and the purchase of Certificates with the proceeds will increase the ability of the Company to borrow under the terms of its bank line-of-credit and is expected to allow the Company to increase the size of its bank line-of-credit should it desire to do so. Although this increase in business is expected to increase assets and revenues and generate earnings, it will concurrently increase the level of debt service required, and should the Company's anticipated operational success fail to materialize as planned, the increased burden of this debt service could adversely affect the Company's ability to timely pay interest and principal on the Certificates when they become due.


COMPANY'S LACK OF CREDIT LOSS EXPERIENCE FOR CONTRACTS.
-------------------------------------------------------
     The allowance for credit losses on the Company's balance sheet at July 31, 1998 is approximately 4.4% of the Company's Contracts receivable at that date, and the provision for credit losses on the Company's statement of income for the seven months ended July 31, 1998 is approximately 49% of the Company's total revenues for that period. See "Financial Statements." The Company commenced business in October, 1997 and has not yet had sufficient operating experience to confirm the adequacy of the allowances and provisions for credit losses on its Contracts reflected on the Company's financial statements. As the Company develops credit loss experience, the allowance for credit losses will be appropriately adjusted through appropriate charges to the provision for credit losses. Because the provision for credit losses is such a significant portion of the charge against the Company's revenues in the determination of net income, any significant adjustments to the allowance for credit losses through significant charges against the provision for credit losses is apt to have a material effect upon net income, which could be adverse. In this regard, the Contracts in the Company's loan portfolio are primarily "higher risk" loan contracts originated by dealers in used vehicles. Furthermore, the statistics for credit losses on used vehicle contracts in the industry within recent years reflect to some extent the health of the U.S. economy during that period, and may not prove valid during periods of recession, although the Company believes that the relationship between the availability of automobile transportation and job retention for the underlying borrowers on the Company's Contracts may be sufficient to render such credit losses to some extent recession-resistant.


POSSIBLE MULTIPLE PRE-MATURITY LIQUIDATION NOTICES.
---------------------------------------------------
     Should the Company receive over a short period of time an unexpectedly large number of pre-maturity liquidation notices from investors in the Certificates, the Company may not then have available sufficient cash and credit resources to retire these Certificates in an orderly fashion and may be required under the circumstances to liquidate Contracts in the market on unfavorable terms in order to meet its obligations under the terms of the Certificates, to the Company's detriment. Such an event might occur because of liquidity requirements of investors in the event of a sharp economic recession, or because of a sudden appearance of alternative investments with more attractive rates within the areas in which the Company's Investment Certificates have been sold, as well as for other possible reasons. There can be no assurance, should the Company receive an unanticipated volume of liquidation notices within a short period of time, that the Company would be able to sell sufficient Contracts to meet these obligations, and the Company might be required to make payment beyond the 90 day period provided in the Certificates, which would constitute a default under the terms of the Certificates and the cross-default provisions of the Company's secured bank loans.


BANK LOAN COVENANTS.
--------------------
     The Company has entered into loan agreements and issued promissory notes in connection with the Company's bank lines-of-credit. Those agreements and promissory notes require the Company to comply with and maintain various financial and other covenants in order to avoid default. Those covenants include the necessity to maintain a minimum net worth of $300,000 by December 31, 1998 and the need for the Company to comply with payment and performance obligations of the Company's bank lines-of-credit, Investment Certificates and other contractual obligations. Any default upon the Company's bank lines-of-credit, which are secured by all of the Company's assets, including Contracts receivable, and senior in right of payment to the Investment Certificates, could immediately severely and adversely affect the Company's ability to pay the Investment Certificates. The Investment Certificates do not have cross-default provisions, so that any default upon the Company's bank indebtedness or other obligations would not result in an acceleration of maturities or provide other default remedies to you as a holder of the Investment Certificates. See "Description of Securities - Investment Certificates."


RELIANCE UPON SKILLS AND EFFORTS OF MANAGEMENT AND EMPLOYEES.
-------------------------------------------------------------
     The Company is highly dependent upon the skills and efforts of its employees, including those that serve as its management, for the operation of its business. However, except for the Company's General Manager, the Company does not have employment contracts with any of its management or employees, nor does it maintain key man insurance on any of their lives, except for insurance on the life of the General Manager and insurance payable to the Company's bank. There is no guarantee that any of the Company's current employees will continue to be employed by the Company in the future, and if key employees should unexpectedly leave the employment of the Company, voluntarily or by reason of death or disability, such could have a material adverse effect on the Company and its ability to pay Investment Certificates. However, Tom W. Palmer, the Company's President, and Eugene C. Albert, the Vice-President, have each personally guaranteed an aggregate of $3,000,000 under the Company's secured bank line-of-credit, and Ted W. Palmer, the father of Tom W. Palmer and a Director of the Company, has personally guaranteed an aggregate of $1,000,000 under that line-of-credit. Also, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer have acted as accommodation borrowers for a $450,000 unsecured bank loan, all of the proceeds from which have in turn been loaned to the Company for working capital, primarily to purchase Contracts. Further, Tom W. Palmer and Eugene C. Albert are co-borrowers with the Company for two loans in the aggregate principal amount of $110,000, all of the proceeds from which have been used by the Company for working capital, primarily to purchase Contracts. Eugene C. Albert has collateralized these two loans with real estate owned by him. Tom W. Palmer, Eugene C. Albert and Ted W. Palmer together own all of the Company's outstanding common stock. All of these personal obligations and ownership provide personal incentives for these persons to remain with the Company and focus on its successful management. See "Management" and "Principal Shareholders."


CONFLICTS OF INTEREST ARISING FROM MANAGEMENT AND STAFF LOANS AND ACQUISITION OF INVESTMENT CERTIFICATES.
------------------------------------------------------------------------------
     Certain of the Company's management and shareholders have made unsecured loans to the Company that are on a parity with the Investment Certificates in the present offering. They have also guaranteed bank indebtedness and if required to pay under the guarantees would succeed to the banks' rights with respect to the indebtedness, including rights to collateral. In addition, the management and staff, and the officers, directors and shareholders (and their families and related entities or trusts) may, at their option, purchase Investment Certificates directly from the Company on the same terms as other unrelated investors. Conflicts of interest could arise between holders of Investment Certificates who are management and staff, officers, directors and shareholders (and their families and related entities, including trusts), including those conflicts arising because of such persons,' entities' or trusts' knowledge of the Company's affairs, and those holders of Investment Certificates who have no such relationship with or knowledge of the Company, in the event of a decline in the Company's prospects or any impending financial or liquidity crisis that may threaten the Company because both groups would be general creditors of the Company seeking payment from the same pool of Company assets.


INFLUENCE OF LOCAL ECONOMY.
---------------------------
     The availability and credit-worthiness of the underlying borrowers on the Company's Contracts are influenced by the state of the economy for Lane County, Oregon, the market area for the used automobile dealers that originate the Company's Contracts. Should there be an economic downturn within this area, whether as a result of weakness in the economy of the region or in the U.S. economy as a whole, the ability of the Company to collect on its Contracts and ultimately to pay on its Certificates could be adversely affected. The same effect would apply to Loans made directly to the purchasers of Vehicles under the Company's recently-obtained Oregon Consumer Finance License.


POSSIBLE BUSINESS DISRUPTION FROM COMPUTER APPLICATION FAILURE AT YEAR 2000.
----------------------------------------------------------------------------
     Because the real-time clocks in many existing computer chips do not properly recognize a year that begins with "20" rather than "19," many computer applications based upon those chips could fail or create erroneous results at and after midnight on December 31, 1999. Because many of these chips are embedded in existing items of equipment and are non-programmable, components or all of the equipment must be replaced to obviate these failures or erroneous results. To the extent that faulty chips are not replaced in critical components of equipment, heat, power, telephone and other services to the Company, as well as the Company's own computers, could fail, causing disruption to the Company's business. The Company has made inquiry of its computer, communications, power and automobile suppliers (and, in particular, has inquired of its automobile dealers whether any computer chip component in any make of used automobile that serves as collateral for the Company's Contracts contains a real-time clock that could be subject to failure) and has received assurances that no failures will occur. However, in view of the subtlety of the problem and the unfamiliarity with the scope of the problem by many in the business community, there can be no assurance that the Company will not encounter some form of computer or service failures at or after midnight on December 31, 1999 which could result in disruption of the Company's business, perhaps materially so, to the Company's detriment.


AVAILABILITY AND PRICE OF MOTOR FUEL.
-------------------------------------
     In recent years the United States has enjoyed ample supplies of motor fuels at reasonable prices during all seasons of the year. In prior decades, however, due to the collaboration of the world's major oil producing nations through the Organization of Petroleum Export Countries ("OPEC"), supplies of motor fuels and other petroleum products were artificially restricted, leading to high oil and motor fuel prices and motor fuel shortages. During these periods, the use and sale of automobiles, both new and used, was curtailed, and the United States economy was adversely affected. Should the United States again experience petroleum and motor fuel shortages and high prices, the demand for automobiles could be adversely affected, to the detriment of the Company's business and its ability to service its Certificates.


CHANGES IN LEVELS OF INTEREST RATES.
------------------------------------
     Changes in the overall levels of interest rates in the United States may have an adverse effect upon the Company. Should an increase in the level of interest rates in the United States require the Company to pay higher interest on its bank borrowings or Investment Certificates and the Company for competitive or other reasons be unable to acquire Contracts at a correspondingly lower cost, the Company's earnings and cash flows would be adversely affected. Should a decrease in the level of interest rates in the United States require the Company to pay more for its Contracts without a corresponding decrease in the interest rates it would be required to pay on its bank borrowings or Investment Certificates, the Company's earnings and cash flows would also be adversely affected. There can be no assurance that the Company would not be adversely affected as the result of changes in the overall levels of interest rates in the United States.


COMPETITION.
------------
     The Company's business is highly competitive. Most of the Company's competitors are more established, larger and have greater resources than the Company. In addition to companies that engage in the same business in the same region as the Company (Lane County, Oregon), many banks, financial institutions and finance companies in the Company's market area originate and purchase Contracts and offer consumers debt investment instruments in competition with the Company. Competition is generally based upon the price paid for Contracts (which determines the rate of return) and the interest rate on the investment instruments, as well as the credit-worthiness of the underlying borrowers. An increase in competition in the financing of Contracts in the Company's market area may decrease the return from such Contracts to the Company.


DEPENDENCE UPON THIRD PARTY SUPPLIERS OF CONTRACTS.
---------------------------------------------------
     Although the Company has recently obtained a Consumer Finance License that allows it to originate its own Loans on the sale of Vehicles, it primarily relies upon used automobile dealers within Lane County, Oregon to originate them and sell the Contracts to the Company as third party suppliers. These dealers also sell Contracts to certain of the Company's competitors. Although the Company believes that it will be able to continue to be able to purchase a reasonable number of Contracts upon advantageous terms from dealers within Lane County, there can be no assurance that it will be able to continue to do so. Even though the Company has been issued a Consumer Finance License allowing it to originate Loans directly from borrowers purchasing Vehicles, the Company will in all probability remain dependent upon dealers for the major portion of the Contracts in its portfolio of accounts receivable.


VIABILITY OF SUPPLIERS OF CONTRACTS.
------------------------------------
     Although the Company investigates the viability of the used automobile dealers that sell Contracts to the Company for credit-worthiness, there is a risk that one or more of such suppliers of Contracts to the Company may not be able to perform its guarantee or obligation to repurchase Contracts in the event of defaults on the Contracts by the underlying borrowers. Any such default by a Contract supplier could adversely affect the Company, perhaps materially so. At July 31, 1998, $438,209, or approximately 10% of the dollar value, of Contracts then outstanding were covered by full or partial guarantees by the used automobile dealer suppliers of Contracts to the Company.


SUBJECTIVE NATURE OF CREDIT DECISIONS ON UNDERLYING BORROWERS UNDER THE
CONTRACTS.
------------------------------------------------------------------------
     Although the Company considers a number of standardized factors in determining the credit-worthiness of the underlying borrowers for the Contracts it purchases, the Company's credit decisions in these purchases are to some extent subjective in nature and to that extent dependent upon the skills of the Company's General Manager, who makes the credit and Contract purchase decisions. Although the Company believes that its General Manager is highly skilled, because the Company only uses the services of its General Manager to make Contract purchase decisions, should the General Manager repeat the same type of subjective error in the evaluation of a number of separate credit reports, any such an error could be cumulative and result in losses that could be material in the aggregate.


BANKRUPTCIES AND DEFICIENCY JUDGMENTS AGAINST BORROWERS UNDER CONTRACTS AND
LOANS.
---------------------------------------------------------------------------
     Certain statutory provisions, including federal and state bankruptcy and insolvency laws applicable to individuals, may limit or delay the ability of the Company to repossess and resell Vehicles securing payment of the Contracts or anticipated Loans, or to enforce a deficiency judgment against a borrower. Oregon law prohibits the collection of a deficiency judgment following the repossession or voluntary surrender of a Vehicle where the balance due on the Contract or Loan is less than $1,250, but does not limit the Company's right to collect the contract balance in situations where the Company does not obtain possession of the Vehicle or where the Vehicle has been wrongfully damaged. In addition, the Company may determine in its discretion that a deficiency judgment is not an appropriate or economically viable remedy against a particular borrower, or may settle at a significant discount any deficiency judgment that it does obtain. In the event that a significant number of deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged in whole or in part in bankruptcy proceedings, the Vehicles securing the Contracts and Loans would not serve their intended purpose of providing collateral with an underlying realizable value, thereby reducing the collectability of the Contracts or Loans, which may adversely affect the ability of the Company to pay the Investment Certificates.


PRIORITY LIENS ON COLLATERAL FOR THE COMPANY'S CONTRACTS AND LOANS.
-------------------------------------------------------------------
     At July 31, 1998, the Company had over 820 open accounts for its Contract receivables and expects to have accounts receivable for its Loans under its recently obtained Consumer Finance License from the State of Oregon. Although the Company may obtain a security interest in Vehicles for the repayment of these accounts receivable, Oregon state law provides for the priority over the Company's security interest of statutory liens for certain repairs made to or unpaid taxes assessed against a Vehicle. In addition, certain state and federal laws permit the confiscation of a Vehicle used in unlawful activities (such as drugs or prostitution) that may serve as collateral for the Company's Contracts and Loans. Those laws may result in the loss of the Company's priority security interests in confiscated property that serves as collateral for Contracts and, as the Company makes Loans directly, for Loans. The imposition of a significant number of liens for repairs or taxes, or a substantial confiscation of Vehicles, during the term of any Contracts or Loans, could adversely affect the Company's ability to pay interest or principal on the Investment Certificates.


GOVERNMENTAL REGULATION.
------------------------
     The Company is subject to significant governmental regulation at both the federal and state levels. Numerous federal and state consumer laws and related regulations impose substantial requirements upon lenders and services involved in consumer finance, and upon the origination and collection of consumer loans, including the Company's Loans, and retail installment contracts, including the Company's Contracts. Some laws and regulations with which the Company must comply include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, the Federal Consumer Credit Protection Act, and other similar federal and state laws. Oregon law also contains express statutory provisions regulating the form, content, terms and enforcement of retail installment contracts involving motor vehicles. The so-called "Holder-in-Due Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the Oregon Uniform Commercial Code and other provisions of Oregon law, have the effect of subjecting a seller and certain related lenders and their assignees in a consumer credit transaction, and any assignee of the seller, to all claims and defenses which the debtor in the transaction could assert against the seller of the goods. Contracts acquired by the Company are subject to the FTC Rule or its Oregon equivalent. In addition, in order to conduct its consumer loan business, the Company must continue to hold a Consumer Finance License from the state of Oregon. The Company believes it currently holds all material licenses necessary to carry on its business as presently conducted in the state of Oregon. None of the Company's management are attorneys, and the Company's relatively small size does not allow allocation of a significant amount of resources for legal compliance. There thus can be no assurance that the Company will be able to maintain all its licenses necessary to conduct its business, or will be able to comply with all applicable consumer finance laws now in existence or as may be hereafter amended or adopted. Any failure to maintain these licenses or to comply with these laws could negatively impact the Company's revenues and adversely affect the Company's operations, possibly adversely affecting its ability to make payments on the Investment Certificates. However, failure of the Company to maintain its licenses should not affect the quality of its then existing portfolio of Contracts receivable.


UNCERTAINTY OF INTERNAL BUDGETS AND FORWARD-LOOKING INFORMATION.
----------------------------------------------------------------
     Although the Company has prepared its internal budgets and its other forward-looking information, some of which is reflected in this Prospectus, in accordance with the best of management's knowledge and belief, there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material and adverse. The Company's forward-looking information is based on a number of estimates and assumptions that, though considered reasonable by the Company's management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company or its management and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the anticipated results will be realized, and actual results may vary from those projected. If actual results are lower than those anticipated, or if the assumptions used in making the projections are not realized, the Company's ability to achieve reasonable rates of revenues and earnings and to make timely payment of its Investment Certificates may be adversely affected.


ARBITRARY SIZE OF THE OFFERING.
-------------------------------
     The amount of Investment Certificates offered by the Company in this offering ($10,000,000) bears no relationship to the Company's asset value, book value, net worth, or any other established criterion of value, or to the earnings potential of the Company, and for this reason may be deemed inherently arbitrary in nature. This size of the offering was established by the Company's management based upon management's subjective estimates of the Company's future purchase of Contracts and the origination of its own Loans.


NO VOTING RIGHTS OR OTHER MEANS TO DIRECTLY AFFECT MANAGEMENT.
--------------------------------------------------------------
     You as a holder of the Investment Certificates have no rights to elect directors or otherwise directly influence the Company's management policies or practices. Accordingly, you would have no rights to influence the Company's operations should you disagree with the manner in which the Company's operations are being conducted.

                                USE OF PROCEEDS
                                ---------------

     The net proceeds from the sale of the Investment Certificates in this offering, after deducting offering expenses estimated to be $100,000, is expected to be $9,900,000 if all of the Investment Certificates are sold. Funds will be available to the Company as received.

     All of the net proceeds from this offering will be used as working capital, primarily to finance the purchase of Contracts in the ordinary course of the Company's business.

     Pending use of the proceeds in the above manner, they will be used to reduce outstanding indebtedness under the Company's bank line-of-credit or invested in U. S. Government obligations or other near-cash investments.


                                 CAPITALIZATION
                                 --------------

     The following table sets forth the capitalization of the Company as of July 31, 1998, and as adjusted to reflect the issuance of the maximum number of Investment Certificates in this offering.

                                           Actual at
                                         July 31, 1998       As Adjusted
                                         (Before this        (After this
                                           Offering)          Offering)
                                        ---------------     --------------
Long-term debt, exclusive
   of current portion (1)                $   1,467,476       $  1,467,476

Investment Certificates                  $        -          $ 10,000,000

Common Stock, no par value,
   1,000 shares authorized,
   300 shares outstanding:               $     150,000       $    150,000

---------------------------

(1) Excludes $2,687,431 of secured bank indebtedness pursuant to a Loan Agreement dated April 6, 1998 with Pacific Continental Bank that establishes a $3,000,000 line-of-credit secured by the Company's assets, including its Contract and Loan portfolio. Under the terms of the Loan Agreement, the Company may borrow an amount equal to 70% of eligible Contract and Loan accounts and is obligated, among other things, to maintain: a tangible net worth of not less than $300,000 as of December 31, 1998, life insurance on each of the lives of Tom W. Palmer and Eugene
     C. Albert of $250,000, personal guarantees of the loan of $3,000,000 by Tom W. Palmer and Eugene C. Albert and of $1,000,000 by Ted W. Palmer, and compliance with the terms and conditions of all other agreements to which it is a party ("cross-default" provision).

                              STATEMENT OF INCOME
                    For the 7 Months Ended July 31, 1998 and
        the Period from Inception (October 1, 1997) to December 31, 1997
        ----------------------------------------------------------------
                                                   1998              1997
                                               ------------      ------------
REVENUES
   Interest on contracts                       $  468,116        $     5,901
   Other income                                     3,140                246
                                               ------------      ------------
   Total Revenues                                 471,256              6,147
                                               ------------      ------------
EXPENSES
   Interest                                       154,671              3,815
   Salaries                                        79,017             30,408
   Provision for credit losses                    231,129                -
   Other operating expenses                        72,011             15,082
                                               ------------      ------------
   Total Expenses                                 536,828             49,305
                                               ------------      ------------
NET INCOME (LOSS)                              $  (65,572)       $   (43,158)
                                               ============      ============

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
         -------------------------------------------------------------

     The Company commenced operations in October, 1997 and through July 31, 1998 has generated $477,403 of revenues and $108,730 of net operating losses. At July 31, 1998 the Company had approximately $55,003 in cash, $4,233,810 in net Contract receivables (after deducting an allowance for credit losses of $191,000 and adding capitalized loan origination costs of $35,148 and interest receivable on Contracts of $64,500), approximately $4,192,361 of indebtedness of all types and a shareholders' equity of approximately $291,270.

     The Company has no relevant operating history upon which an evaluation of its prospects can be made. In particular, the Company has not yet had sufficient operating experience to confirm the adequacy of the provisions for credit losses on its Contracts reflected on the Company's financial statements.

     The Company's business is not seasonal in nature.


UNCERTAINTY OF INTERNAL BUDGETS AND FORWARD-LOOKING INFORMATION.
----------------------------------------------------------------
     Although the Company has prepared its internal budgets and its other forward-looking information, some of which is reflected in this Prospectus, in accordance with the best of management's knowledge and belief, there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material and adverse. The Company's forward-looking information is based on a number of estimates and assumptions that, though considered reasonable by the Company's management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company or its management and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the anticipated results will be realized, and actual results may vary from those projected. If actual results are lower than those anticipated, or if the assumptions used in making the projections are not realized, the Company's ability to achieve reasonable rates of revenues and earnings and to make timely payment of its Investment Certificates may be adversely affected.


RESULTS OF OPERATIONS FOR SEVEN MONTHS ENDED JULY 31, 1998.
-----------------------------------------------------------
     The Company experienced rapid growth during the first seven months of 1998. In particular, as the result of the purchase of Contracts, finance receivables increased by 789% from $476,120 at December 31, 1997 to $4,233,810 at July 31, 1998. Interest on finance receivables contributed $468,116, or 99.3%, to the total revenues of $471,256 for the seven months ending July 31, 1998. Through use of its recently obtained Consumer Finance License, the Company plans to increase revenues in the future with little or no additional expense through the generation of loan and other fees by originating Loans directly with borrowers purchasing Vehicles in addition to purchasing Contracts from dealers.

     Net chargeoffs for the seven-months period were $40,129 or 1.7% of average finance receivables outstanding during the period. However, a loss provision of $231,129, representing 4.7% of new finance receivables, was established and charged to operations for the period. This resulted in an allowance for credit losses of $191,000, or 4.4% of finance receivables outstanding at the end of the period. The Company expects that additional loss provisions in excess of net chargeoffs will be charged to operations in future periods, with the result that over time the allowance for credit losses will increase both in absolute terms and as a percentage of finance receivables outstanding at the end of future periods.

     Reflecting in part the $231,129 provision for credit losses, which constituted 43.1% of the $536,828 of total expenses for the seven-months period, the Company incurred a net loss for the period of $65,572. Interest expense of $154,671 constituted 28.8% of these total expenses, and salaries of $79,017 constituted 14.7%. The Company plans to reduce the impact of interest expense in future periods by borrowing through the sale of Investment Certificates in this offering at interest rates that are lower than those it is currently paying. Even though the Company incurred a net loss for the period of $65,572, net cash flows for the period were $26,699.


LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------
     The finance nature of the Company's business results in its being capital intensive. To date, the Company has relied primarily on secured bank financing and shareholder loans to fund its purchase of Contracts.

     From inception to December 31, 1997, the Company borrowed an aggregate of $386,000 from its management, and during the ensuing seven months ended July 31, 1998, it borrowed an additional $814,000 from the Company's management and $472,500 from friends and family of management in private transactions. Most of these funds were borrowed pursuant to 12% promissory notes, most of which are payable upon demand. Certain of these borrowings have been repaid and an aggregate of $1,467,476 remained outstanding at July 31, 1998.

     On April 6, 1998 the Company entered a Loan Agreement with Pacific Continental Bank that establishes a $3,000,000 line-of-credit secured by the Company's assets, including its Contract and Loan portfolio. Under the terms of the Loan Agreement, the Company may borrow an amount equal to 70% of eligible Contract and Loan accounts and is obligated, among other things, to maintain: a tangible net worth of not less than $300,000, life insurance on each of the lives of Tom W. Palmer and Eugene C. Albert of $250,000, personal guarantees of the loan of $3,000,000 by Tom W. Palmer and Eugene C. Albert and of $1,000,000 by Ted W. Palmer, and compliance with the terms and conditions of all other agreements to which it is a party ("cross-default" provision). At July 31, 1998 the Company had outstanding secured bank indebtedness of $2,687,431 pursuant to this credit facility.

     As yet, the Company has not experienced difficulties in obtaining financing. However, it has begun to reach the limits of its current bank line-of-credit and expects to rely increasingly upon sales of the Investment Certificates in the present offering, which have lower interest rates than interest rates that the Company is currently paying, for financing the purchase of Contracts and the funding of Loans in the future. Because the proceeds from the sale of Investment Certificates will be used to purchase Contracts and originate Loans that serve as collateral for bank borrowings, and because the Investment Certificates are subordinated to bank borrowings, the sale of Investment Certificates is expected to increase the ability of the Company to borrow from commercial banks. If the Company is able to successfully sell Investment Certificates at interest rates that are lower than the rates charged by commercial banks, as the Company's competitors have been able to do over the years, the Company plans in the future to rely upon the sale of Investment Certificates over bank borrowings to fund its portfolio of Contracts and Loans.


YEAR 2000 ISSUES.
-----------------
     The Company has made inquiry of its computer, communications, power and automobile suppliers (and, in particular, has inquired of its dealers whether any computer chip component in any make of used automobile that serves as collateral for the Company's Contracts contains a real-time clock that could be subject to failure) and has received assurances that no failures will occur. Further, the Company's automobile dealer suppliers have indicated that they do not expect any disruption in the availability and sale of used vehicles as the result directly or indirectly of Year 2000 systems failures. However, in view of the subtlety of the problem and the unfamiliarity with the scope of the problem by many in the business community, the Company expects to develop contingency plans in the event it should encounter some form of computer or service failures at or after midnight on December 31, 1999 as the result of Year 2000 problems. The Company is continuing to explore the scope and nature of the effects upon its business that may result from Year 2000 computer failures and errors and has deferred the establishment of contingency plans pending the development of further information concerning the impact of the Year 2000 issue upon the Company and the alternatives available to it.
However, the Company does not expect that the costs associated with these contingency plans will be material.

                                    BUSINESS
                                    --------

     Credit Concepts, Inc. is in the business of purchasing retail installment Contracts that have been originated by regional used automobile dealers in connection with the financing of used automobiles. Upon the purchase of a Contract, the Company obtains the right to receive all remaining payments under the Contract and a security interest in the Vehicle financed. The Company seeks to collect the principal and interest due on the Contracts that it purchases. The Company does not acquire Contracts in bulk but acquires them individually, usually from originating used automobile dealers, after a credit review and analysis of the specific borrower. Payments under the Contracts extend for up to 66 months, and it is the strategy of the Company to match approximately the maturities of the Investment Certificates in this offering with the payment schedules under the Contracts it purchases in order to reduce the financial risks associated with unforeseen declines in interest rates. The Company's operations consist primarily of evaluating which Contracts to purchase, negotiating the terms of the purchase, and arranging for the Company's financing of the purchase.

     The Company has recently received from the Oregon Department of Consumer and Business Services a Consumer Finance License, which allows the Company to make Loans directly to the purchasers of used automobiles rather than having the Company purchase the Loans from the dealers after they have been made. However, the Company has not yet originated any significant number of Loans and expects to continue to develop its portfolio of accounts receivable primarily from Contracts purchased from dealers.


ECONOMY OF LANE COUNTY, OREGON.
-------------------------------
     The availability and credit-worthiness of the underlying borrowers on the Company's Contracts are influenced by the state of the economy for Lane County, Oregon (which includes the cities of Eugene and Springfield), the market area for the used automobile dealers that originate the Company's Contracts. The timber and forest products industry and the University of Oregon have historically been significant influences on the economy of Lane County, Oregon, although in recent years an impact has resulted from the location of various technology companies in the region. In recent years California has been an important source of in-migration. In view of the sprawling lay-out of the cities of Eugene and Springfield and surrounding neighborhoods, and of the 134 average number of days (37%) with measurable precipitation annually, most workers in the Lane County area regularly commute to work by automobile, and, indeed, for many jobs, automobile transportation is the only practical means of commuting to work. For this reason, the Company believes that access to an automobile is essential to job retention for a significant portion of the Lane County work force and that this influences the payment priority for many workers in the region with outstanding consumer credit.

     The following table shows population growth for Lane County since 1960:

                Population of Lane County, Oregon 1960 - 1990
                ---------------------------------------------
                                                     10-Year
                 Year             Population          Change
                 ----             ----------         -------
                 1960             162,890
                 1970             215,401             +32.2%
                 1980             275,226             +27.8%
                 1990             282,912              +2.8%

     The number of vehicles registered in Lane County has increased each year over the past ten years. The following table shows the number of vehicle licenses issued for vehicles in Lane County for each of the past ten years:

                      Number of Vehicle Licenses Issued
                         for Vehicles in Lane County
                  -----------------------------------------
                   Year          Number of Vehicle Licenses
                   ----          --------------------------
                   1987                   221,050
                   1988                   223,840
                   1989                   235,771
                   1990                   237,045
                   1991                   241,959
                   1992                   243,817
                   1993                   249,398
                   1994                   254,689
                   1995                   255,790
                   1996                   263,066
                   1997                   271,285


MARKETING.
----------
     The Company does not originate a significant number of its own Loans on the sale of Vehicles but relies primarily upon used automobile dealers in the Lane County, Oregon area to originate them and sell the Contracts to the Company. In connection with its ongoing purchase of Contracts, the Company has entered into master dealer agreements with fourteen automobile dealers that sell used automobiles to borrowers in Lane County. These dealers also sell Contracts to certain of the Company's competitors. The Company has been able to purchase a reasonable number of Contracts upon advantageous terms from dealers that sell to borrowers within Lane County and expects to be able to continue to do so for the foreseeable future.

     The Company has recently received from the Oregon Department of Consumer and Business Services a Consumer Finance License, which allows the Company to make Loans directly to the purchasers of used automobiles rather than having the Company purchase the Loans from the dealers after they have been made. Although the Company has recently been issued a Consumer Finance License to originate Loans directly from borrowers purchasing Vehicles, the Company expects to continue to purchase the major portion of the Contracts in its portfolio from used automobile dealers in Lane County.

     Under the master dealer agreements, a Contract may be purchased "with recourse," "without recourse" or with "limited recourse." Purchases "with recourse" and with "partial recourse" are backed by full and partial guarantees, respectively, of the used automobile dealers selling the Contracts. Before entering into a master dealer agreement with a used automobile dealer, the Company investigates the viability of the dealer for credit-worthiness to assess the ability of the dealer to perform its guarantee or obligation to repurchase Contracts in the event of defaults on the Contracts by the underlying borrowers. Approximately 10% of the dollar value of Contracts outstanding on July 31, 1998 were covered by full or partial guarantees by the used automobile dealers supplying Contracts to the Company.


VEHICLE CONTRACTS.
------------------
     Almost all of the Company's business consists of the purchase and collection of Vehicle Contracts from used automobile dealers. The form of the Contract is a standard one widely used within the automobile industry. The price that the Company pays for a Contract anticipates that total payments under the Contract will exceed the net cost of the Vehicles, plus anticipated financing and other costs, and a return to the Company. Under the terms of the Contract, the borrower is obligated to license, maintain, insure and pay taxes on the Vehicle for the term of the Contract. Also, under the terms of the Contract, any claims that a borrower may have against a dealer with respect to the Vehicle being financed may not be offset against payments under the Contract and thus be used to justify any failure to make payments on the Contract.

     The Company's General Manager personally reviews the credit record of the underlying borrower for each Contract that the Company purchases and, based upon that review, makes the decision whether or not to purchase the Contract. The Company purchases Contracts individually after such a credit review and as a matter of policy does not purchase Contracts in bulk. The Company considers a number of factors in determining the credit-worthiness of the underlying borrowers for the Contracts it purchases. Recently, for ease of servicing the Contracts, the Company has decided to limit its Contract purchases to those with borrowers that reside within seventy miles of the Company's offices. In this regard, approximately half of the borrowers under the Company's Contracts make their Contract payments by personal visit to the Company's offices in Eugene, Oregon. Further, the Company's employees are within a relatively short drive to most of the dealers from which it purchases Contracts and to the residences of the underlying borrowers, which allows the employees to inspect Vehicles before a Contract is purchased and assists in repossession upon a default, should either be necessary or desirable. The close working relationship which the Company maintains with its automobile dealers allows the Company's General Manager to be apprised of surpluses and shortages of particular makes and models of used automobiles within Lane County, which provides insight at the time of Contract purchase into the extent of realization on the Vehicle collateral in the event of default. The Company does not buy Contracts on Vehicles owned by students who are not both employed and permanent residents of Lane County.

     The Company purchases Contracts on a variety of Vehicles. Certain information for Contract receivables as of July 31, 1998 is shown below:

       Certain Information for Contract Receivables as of July 31, 1998
       ----------------------------------------------------------------
       Number of Contracts                                          842
       Cost of Contracts                                    $ 4,867,499
       Contract Receivables Outstanding                     $ 4,325,162
       Average Annual Percentage Rate (APR) of Interest          30.8 %
       Average Contract Balance                                 $ 5,212
       Average Term of Contract                               41 months
       Average Age of Contract                               4.5 months
       Average Payment per Month                                  $ 230

     The Company purchases Contracts for a large variety of borrowers and Vehicles. The largest, smallest and average Contracts purchased during the seven months ended July 31, 1998 were $20,167, $761 and $5,781, respectively. The longest term was 66 months and the shortest was 6 months.


CREDIT LOSS EXPERIENCE.
-----------------------
     The Company commenced business in October, 1997 and has not yet had sufficient operating experience to confirm the adequacy of the provisions for credit losses on its Contracts reflected on the Company's financial statements.

     At July 31, 1998, the total balances owing on Contracts receivable past due from 60 to 89 days was $6,599, or 0.15% of total Contracts receivable, and on Contracts receivable past due 90 days and over was $2,075, or 0.05% of total Contracts receivable.

     A Contract receivable is considered past due if any portion of any installment is or remains 30 days delinquent. The Company's policy is not to extend or renew past due accounts. The Company stops accruing revenue on a past due receivable when (i) the account is in litigation, (ii) the Vehicle is repossessed, or (iii) at such earlier time as, in the judgment of management, full collection of the Contract becomes doubtful.

     Certain statutory provisions, including federal and state bankruptcy and insolvency laws applicable to individuals, may limit or delay the ability of the Company to repossess and resell Vehicles under the Contracts or anticipated Loans, or to enforce a deficiency judgment against a borrower under a Contract. Oregon law prohibits the collection of a deficiency judgment following the repossession or voluntary surrender of a Vehicle where the balance due on the Contract or Loan is less than $1,250, but does not limit the Company's right to collect the contract balance in situations where the Company does not obtain possession of the Vehicle or where the Vehicle has been wrongfully damaged. In addition, the Company may determine in its discretion that a deficiency judgment is not an appropriate or economically viable remedy against a particular borrower, or may settle at a significant discount any deficiency judgment that it does obtain.

     Although the Company may obtain a security interest in the Vehicles for the payment of the Contracts the Company acquires, and, when properly licensed will include the Loans it originates, Oregon state law provides for the priority over the Company's security interest of statutory liens for certain repairs made to or unpaid taxes assessed against a Vehicle. In addition, certain state and federal laws permit the confiscation of a Vehicle used in unlawful activities (drugs or prostitution, for example) that may serve as collateral for Contracts and Loans. Those laws may result in the loss of the Company's priority security interests in confiscated property that serves as collateral for Contracts or for Loans. To date, none of the Vehicles serving as collateral for the Company's Contracts has been confiscated.

     The following table shows the Company's realization experience on those past due Contract receivables for which realization efforts have been completed during the seven months ended July 31, 1998.

                    Past Due Contract Receivables for Which
                    Realization Efforts Have Been Completed
          ------------------------------------------------------------
          Number of         Total           Total           Average
           Past Due         Amount          Amount         Percentage
          Contracts        Past Due        Realized         Realized
          ---------        --------        --------        ----------
             17            $82,794         $42,665           51.5%


     The credit loss experience of the Company for the seven months ended July 31, 1998 is as follows:

                             Credit Loss Experience
    -----------------------------------------------------------------------
      Reserve at      Additions to                            Reserve
     beginning of   reserve charged        Chargeoffs          at end
        period       to operations     net of recoveries     of period
     ------------   ---------------    -----------------    -----------
      $  -              $231,129            $40,129           $191,000
                       (4.7%) (1)          (1.7% (2)         (4.4%) (3)
----------------------------
      (1)  Percentage of new receivables for the period.
      (2)  Percentage of average receivables outstanding.
      (3)  Percentage of receivables outstanding at end of period.



FINANCING OF CONTRACTS.
-----------------------
     The Company is continuously engaged in financing in order to be able to purchase Contracts from automobile dealers as Vehicles are sold to qualified borrowers. To date the Company has relied primarily upon bank borrowings and the purchase of debt and equity by its founders and others for this purpose. However, the Company has begun to reach the limits of its presently available bank credit and, like certain of its competitors, is now seeking to finance its Contracts through the sale of unsecured Investment Certificates, which is the purpose of this offering. The Company intends to finance the purchase of its Contracts in this manner for the indefinite future. See "Use of Proceeds."

     The Company has entered into loan agreements and issued promissory notes in connection with the Company's bank lines-of-credit. Those agreements and promissory notes require the Company to comply with and maintain various financial and other covenants in order to avoid default. Those covenants include the necessity to maintain a minimum net worth of $300,000 by December 31, 1998, as well as for the Company to comply with payment and performance obligations of the Company's bank lines-of-credit and other contractual obligations. The Company's bank indebtedness is secured by all of the Company's assets, including its Contracts receivable portfolio. The Investment Certificates are unsecured, but the proceeds from their sale will be used to purchase Contracts that serve as collateral for the bank indebtedness. For this reason, the unsecured debt represented by the Certificates will be treated as equity for purposes of the ratios and capital minimums that must be maintained under the bank line-of-credit agreement. As a result, sale of the Certificates in this offering and the purchase of Certificates with the proceeds will increase the ability of the Company to borrow under the terms of its bank line-of-credit and is expected to allow the Company to increase the size of its bank line of credit should it desire to do so.

     The Company plans for its business to grow significantly in ensuing years through the purchase of Contracts and the origination of Loans. Virtually all of this increase in business is expected to be financed by a corresponding increase in Company indebtedness of all types, including bank indebtedness and the sale and issuance of Investment Certificates.


COMPETITION.
------------
     The Company's business is highly competitive. Most of the Company's competitors are more established, larger and have greater resources than the Company. In addition to companies that engage in the same business in the same region as the Company (Lane County, Oregon), many banks, financial institutions and finance companies in the Company's market area originate and purchase Contracts and offer consumers debt investment instruments in competition with the Company. Competition is generally based upon the price paid for Contracts (which determines the rate of return) and the interest rate on the investment instruments, as well as the credit-worthiness of the underlying borrowers. An increase in competition in the financing of Contracts in the Company's market area may decrease the return from such Contracts to the Company.


GOVERNMENTAL REGULATION.
------------------------
     The Company is subject to significant governmental regulation at both the federal and state levels. Numerous federal and state consumer laws and related regulations impose substantial requirements upon lenders and services involved in consumer finance, and upon the origination and collection of consumer loans, including the Company's Loans, and retail installment contracts, including the Company's Contracts. Some laws and regulations with which the Company must comply include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, the Federal Consumer Credit Protection Act, the Oregon Unlawful Debt Collection Practices Act and other similar federal and state laws. Oregon law also contains express statutory provisions regulating the form, content, terms and enforcement of retail installment contracts involving motor vehicles.

     The so-called "Holder-in-Due Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the Oregon Uniform Commercial Code and other provisions of Oregon law, have the effect of subjecting a seller and certain related lenders and their assignees in a consumer credit transaction, and any assignee of the seller, to all claims and defenses which the debtor in the transaction could assert against the seller of the goods. Contracts acquired by the Company are subject to the FTC Rule or its Oregon equivalent. In addition, in order to conduct its consumer loan business, the Company must hold a Consumer Finance License from the state of Oregon.

     The Company believes it currently holds all material licenses necessary to carry on its business as presently conducted in the state of Oregon. There can be no assurance that the Company will be able to maintain all its licenses necessary to conduct its business, or will be able to comply with all applicable consumer finance laws now in existence or as may be hereafter amended or adopted. Any failure of the Company to maintain its licenses should not affect the quality of its then existing portfolio of Contracts.


EMPLOYEES.
----------
     The Company has a total of six full-time employees, including the Company's management, of which one is engaged in credit analysis and Contract purchasing, two are engaged in Contract collection (including Vehicle repossession), and four are administrative and clerical. The Company also uses the services of an independent contractor in repossession efforts and another for bookkeeping services.

     The Company provides partial medical benefits to its employees. The Company believes that its relations with its employees are satisfactory.


LEGAL PROCEEDINGS.
------------------
     Except for routine litigation by the Company to obtain deficiency judgments upon defaulted Contracts in the ordinary course of the Company's business, neither the Company nor any of its property is a party to any pending legal proceeding.


                                    PROPERTY
                                   ---------

     The Company maintains an approximately 1,300 square foot leased office at 2149 Centennial Plaza, Suite 2, Eugene, Oregon pursuant to a three-year lease that expires on October 31, 2000. The annual rental rate is currently $14,934, which will increase to $15,840 in the third year. Payments under the lease are guaranteed by two of the Company's founders. See "Management - Certain Transactions." The Company owns certain computer equipment and office furniture at its office and is expected to acquire similar equipment needed as operations expand. The Company expects that its offices will be adequate for the Company's purposes for the foreseeable future.


                                   MANAGEMENT
                                   ----------

     The Officers and Directors of the Company are as follows:

                 NAME                   POSITION
                 ----                   --------
                 Tom W. Palmer          President and Director
                 Eugene C. Albert       Vice-President, Secretary and Director
                 Ted W. Palmer          Director

     Tom W. Palmer is the son of Ted W. Palmer.

     The career experience of the Company's key personnel is as follows:

          TOM W. PALMER, 42, President and Director. Tom W. Palmer has been the Company's President and Chief Executive Officer since it was founded in August, 1997. Mr. Palmer's duties with the Company include developing and maintaining banking and investor relations, managing the purchasing of Contracts for the Company's loan portfolio, financial management, business development and the development and implementation of the Company's Investment Certificate financing program described in this Prospectus. For in excess of five years prior to that time he was president and a director of RDS Inc. d.b.a. Mobile Advantage of Eugene, Oregon, which designs and manufactures custom food delivery vehicles, primarily for retail food outlets. Mr. Palmer also served as secretary and director of Woodcrafters Cabinets Inc., which ceased doing business in 1997.

     EUGENE C. ALBERT, 41, Vice-President, Secretary and Director. Eugene C. Albert has acted as the Company's Vice President, Secretary and Chief Financial Officer since its inception in August, 1997. His duties include coordination of capital funding of the Company, evaluating and managing credit losses, and the supervision of financing and credit operations. For in excess of five years prior to his employment by the Company, Mr. Albert served as secretary-treasurer and a director of Mansell Development. Inc., a real estate development company in Eugene, Oregon, for which he was responsible for arranging development and long-term financing.

     TED W. PALMER, 66, Director. Ted W. Palmer was a founder, major shareholder, president and chairman of Kalama Chemical, Inc., now a wholly-owned subsidiary of B.F. Goodrich Company. Mr. Palmer sold his interest in Kalama Chemical, Inc. in 1986 and since his retirement as Chairman and Chief Executive Officer of Kalama Chemical, Inc. in 1989 has been primarily engaged in the management of his personal investment portfolio. Since 1996, Mr. Palmer has been a director of Pend Oreille Bank, a state-chartered commercial bank in Newport, Washington.

     KIMBERLY M. COLEMAN, 40, General Manager. Kimberly M. Coleman has served as the General Manager of the Company since its inception in August, 1997. Ms. Coleman's duties include reviewing borrower credit records and making the purchase decision for each Contract acquired by the Company for its Contract loan portfolio, as well as initiating initial follow-up communications with delinquent borrowers. For one year prior to that she was business manager for Kendall Honda, an automobile dealer in Eugene, Oregon, for one year prior to that she acted as the assistant manager of WFS Financial Services, a consumer finance company in Salem, Oregon, and for two years prior to that she served as operations manager of Northwest Auto Credit, a consumer finance company in Portland, Oregon. For five years prior to that, Ms. Coleman served as business and collection manager for Ron Tonkin Auto Acceptance, Portland, Oregon, a high-risk automobile finance company lending through the Ron Tonkin automobile dealerships.


COMPENSATION.
-------------
     The cash and other direct remuneration of members of management of the Company for the seven months ended July 31, 1998, is as follows:

                       Direct Compensation to Management
                      For Seven Months Ended July 31, 1998
                      ------------------------------------
                                      Seven Months            Annualized
                                 ---------------------  ----------------------
    Name           Position        Salary     Other      Salary       Other
--------------  --------------   --------   ----------  --------   -----------
Tom W. Palmer   President, CEO   $24,500    $570        $42,000    $978

(Officers, Directors and
 Management as a Group)(1)       $70,000    $8,640 (2)  $120,000   $16,956 (2)

--------------------

(1)  Consists of Tom W. Palmer, Eugene C. Albert, Kimberly M. Coleman and Ted
     W. Palmer.
(2) Reflects payment of $7,500 of Ms. Coleman's $15,000 bonus during the first seven months of 1998 and the remaining $7,500 during the last five months of 1998.


     The Company has entered into a five-year employment agreement expiring September 15, 2002 with Kimberly M. Coleman pursuant to which Ms. Coleman will act as the Company's General Manager. Under the terms of the agreement, Ms. Coleman will receive an annual salary commencing at $48,000 and increasing to $60,000, plus annual bonuses of 0.85% of Contract receivables booked, with limits of $15,000 the first year and $20,000 the second year, and thereafter of 6% of the Company's net profits, without limitation. The agreement precludes Ms. Coleman from competing with the Company for two years following termination, except for termination by the Company without cause.


CERTAIN TRANSACTIONS.
---------------------
     In connection with the founding of the Company in August, 1997, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer were issued equal amounts of the equity interests of Credit Concepts, L.L.C., and on January 1, 1998 the assets of that limited liability company were transferred to Credit Concepts, Inc. On January 20, 1998, each of those persons purchased 100 shares of capital stock of that corporation for $50,000. Each of such persons paid $10,000 of such amount in cash and $40,000 of such amount by giving a $40,000 promissory note to the Company. See "Principal Shareholders."

     By 12% unsecured demand loans of $5,000 in October, 1997, $30,000 in November, 1997, $30,000 in February, 1998, and $13,000 in March, 1998, Eugene
C. Albert, the Vice-President, Secretary and a Director of the Company, lent an aggregate of $78,000 to the Company. By 12% unsecured demand loans of $40,000 in January, 1998, $10,000 in March, 1998, and $17,500 in April, 1998, Kimberly
M. Coleman, the General Manager of the Company, and her husband lent an aggregate of $67,500 to the Company. By 12% unsecured demand loans of $116,000 in November, 1997, $22,000 in March, 1998, $15,000 in April, 1998, and $20,000
in June, 1998, Tom W. Palmer, the President and a Director of the Company, and his wife lent an aggregate of $173,000 to the Company. By 12% unsecured demand loan of $50,000 in October, 1997, $100,000 in November, 1997, $150,000 in
December, 1997, $100,000 in March, 1998, $100,000 in May, 1998, and $100,000 in
June, 1998, Ted W. Palmer, a Director of the Company, lent an aggregate of $600,000 to the Company.

     In addition, Tom W. Palmer and Eugene C. Albert have each guaranteed an aggregate of $3,000,000 under the Company's secured bank line-of-credit, and Ted W. Palmer has guaranteed an aggregate of $1,000,000 under that line-of-credit. These unsecured loans are on a parity with the Investment Certificates in the present offering. If Tom W. Palmer, Ted W. Palmer and Eugene C. Albert should be required to pay under the guarantees bank indebtedness, they would succeed to the banks' secured rights with respect to the indebtedness, including rights to collateral.

     In July, 1998, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer became accommodation borrowers for a $450,000 unsecured loan by South Umpqua State Bank. All of the proceeds from this loan have in turn been loaned to the Company for working capital, primarily to purchase Contracts. This $450,000 loan to the Company by Tom W. Palmer, Eugene C. Albert and Ted W. Palmer accrues interest at the rate of 12% per annum and is due in full on August 1, 2000.

     In April, 1998, Tom W. Palmer, Eugene C. Albert and the Company borrowed $40,000 from Amvesco, Inc. dba Western Pioneer Title Co. of Lane County. In June, 1998, they borrowed an additional $70,000 from the same party. Eugene C. Albert has collateralized these loans with real estate owned by him. All of the proceeds from these loans have been used by the Company for working capital, primarily to purchase Contracts.

     The management and staff, and the officers, directors and shareholders (and their families and related entities or trusts) may, at their option, purchase Investment Certificates directly from the Company on the same terms as other unrelated investors.

     Conflicts of interest could arise between holders of Investment Certificates who are management and staff, officers, directors and shareholders (and their families and related entities, including trusts), including those conflicts arising because of such persons', entities' or trusts' knowledge of the Company's affairs, and those holders of Investment Certificates who have no such relationship with or knowledge of the Company, in the event of a decline in the Company's prospects or any impending financial or liquidity crisis that may threaten the Company because both groups would be general creditors of the Company seeking payment from the same pool of Company assets.

     Tom W. Palmer and Eugene Albert have guaranteed the payments under the three-year lease of the Company's principal offices, which expires October 31, 2000. The current annual rental rate under the lease is $14,934, which increases to $15,840 in the third year. See "Business - Properties."

                             PRINCIPAL SHAREHOLDERS
                             ----------------------

     The following table sets forth information concerning the shares of the Company's common stock owned of record and beneficially as of the date hereof by each person known to the Company to own of record or beneficially five percent (5%) or more of the Company's common stock; each officer or director of the Company who owns of record or beneficially common stock; and stock holdings of all officers and directors of the Company as a group.

                                                Beneficial Ownership
                                   --------------------------------------------
           Owner's                                             Percent after
       Name & Address              Shares       Percent        this Offering
--------------------------         ------       -------        -------------
Tom W. Palmer                      100           33.3%             33.3%
2274 Marie Lane
Eugene, OR 97408

Eugene C. Albert                   100           33.3%             33.3%
2358 Birch Lane
Eugene, OR 97403

Ted W. Palmer Trust                100           33.3%             33.3%
Almost Idaho Ranch
Shearer Lake on Bench Road
Newport, WA 99156

(All Officers and
Directors as a Group)              300           100.0%            100.0%


     Tom W. Palmer, Eugene C. Albert and Ted W. Palmer may be deemed to be "promoters" and "parents" of the Company within the meaning of the Securities Act of 1933, as amended, and state securities or "Blue Sky" laws.

     Tom W. Palmer, Eugene C. Albert and Ted W. Palmer through the Ted W. Palmer Trust have entered into a Buy-Sell Agreement dated January 20, 1998 granting each other a right of first refusal to purchase their respective shares in the Company and an option first for the Company to purchase, and then for each other to purchase, the shares of any of them that may become deceased, disabled or divorced. This arrangement is intended to foster stability within the Company by inhibiting a change in control of the Company upon the death, disability or divorce of any of the founding shareholders.


                           DESCRIPTION OF SECURITIES
                           -------------------------

     The Company's three directors are its founders and the owners of all of its outstanding capital stock, all of which is common stock. See "Management" and "Principal Shareholders."

     The only other securities outstanding as of July 31, 1998 are $1,467,476 of unsecured promissory notes, most of which accrue interest at the rate of 12% per annum, held by the Company's management and others with relationships to the Company or its management. These promissory notes and the Investment Certificates in this offering are unsecured obligations that are on a par with each other in right of payment; that is, holders of the promissory notes and Investment Certificates would both share as general creditors of the Company in the event of any liquidation of the Company. The Company's $3,000,000 bank line-of-credit, of which $2,687,431 was outstanding at July 31, 1998, is secured by all of the Company's assets, including its Contract and Loan portfolio, which constitutes the Company's principal asset.


INVESTMENT CERTIFICATES.
------------------------
     The Investment Certificates in this offering consist of fixed-rate Short-Term Investment Certificates and fixed-rate Long-Term Investment Certificates that are unsecured general obligations of the Company. Certificates are being offered in denominations of $1,000, and purchasers will be registered as the "holders" of the Certificates on the books of the Company. Interest on the Certificates will be paid to holders within the first five days of each calendar quarter.

     Interest on the Certificates accrues at a fixed rate, which initially is 8.00% annually for the Short-Term Certificates and 8.75% annually for the Long-Term certificates. The terms of the Investment Certificates are initially two years for the Short-Term Certificates and four years for the Long-Term Certificates. The interest rate and the term may be changed for new Investment Certificates of either type at the discretion of the Company from time-to-time to reflect market and other conditions. However, the interest rate for either type of Certificate will not exceed 12% annually nor be less than 6% annually, and the term for Long-Term Certificates will not exceed five years, nor will the term for Short-Term Certificates be less than eighteen months. The interest rate and date of maturity for each Certificate are determined at the time of its sale. Any changes in the interest rate or terms applicable to new Certificates will have no effect upon the interest rate or terms applicable to Certificates then outstanding.

     You may liquidate your Certificates prior to maturity upon 90 days notice to the Company, but upon such pre-maturity liquidation no interest will be earned on the Certificates during the notice period. On the date of maturity of a Certificate, you should present it to the Company for payment, as interest on the Certificate ceases to accrue after that date.

     If interest on an Investment Certificate is not timely paid within ten days of the payment date, the entire sum of principal and interest shall, at your option, immediately become due and payable without notice. In the event you are required to institute collection proceedings on an Investment Certificate, the Company will pay all your costs, including reasonable attorneys fees.

     There is no collateral or security interest securing repayment of the Certificates, no guarantees or insurance by governmental agencies or other third parties assuring repayment of the Certificates, no sinking fund, and no provision for the payment of any amount of principal prior to maturity. As an unsecured general creditor of the Company, in the event of liquidation of the Company, you as a holder of Certificates would share equally with other general creditors of the Company in the remaining unsecured assets of the Company, if any. The Certificates are subordinated to all bank borrowings by the Company both now and in the future.

     You may transfer your Certificates on the Company's Certificate ownership records by signing the form of assignment on the back of the Certificate and delivering it to the Company for registration of the transfer on the Company's books so that the new owner may receive subsequent interest payments. However, there is no trading market for the Company's Investment Certificates, and the Company does not expect that a trading market will arise in the future.


COMMON STOCK.
-------------
     All of the shares of common stock of the Company are owned by the Company's founders and no common stock is being offered to investors in this offering.

     Each holder of common stock is entitled to one vote for each share held of record and to a pro-rata share of any dividends declared on the common stock by the Board of Directors from funds legally available therefor. Upon liquidation of the Company, each stockholder is entitled to share ratably in any assets available for distribution after payment of all debts, including all Investment Certificates. Stockholders have no preemptive, conversion or other subscription rights and there are no redemption rights or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

                              PLAN OF DISTRIBUTION
                              --------------------

     The Company is offering the Investment Certificates directly to investors through Tom W. Palmer, the President and a Director of the Company, and Eugene
C. Albert, the Vice-President and a Director of the Company, who will not receive a commission or other special compensation for these efforts. Purchases of Certificates in the aggregate may not exceed 10% of your net worth, and you must so represent on the Subscription Form.

     As corporate officers and directors, Messrs. Palmer and Albert are subject to indemnification under the Company's by-laws against, among other things, liability under the Securities Act of 1933. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Messrs. Palmer and Albert, the Company has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

-------------------------------------------------------------------------------

     IN ORDER TO PURCHASE INVESTMENT CERTIFICATES, INVESTORS SHOULD FILL OUT THE SUBSCRIPTION FORM ON THE INSIDE BACK COVER OF THIS PROSPECTUS AND FORWARD IT, TOGETHER WITH A CHECK OR MONEY ORDER FOR THE PURCHASE PRICE, TO TOM W. PALMER, PRESIDENT, OR EUGENE C. ALBERT, VICE-PRESIDENT, CREDIT CONCEPTS, INC., 2149 CENTENNIAL PLAZA, SUITE 2, EUGENE, OREGON 97401, TELEPHONE (541) 342-8545. THE PURCHASED INVESTMENT CERTIFICATES, IN DENOMINATIONS OF $1,000, WILL BE REGISTERED IN THE NAMES OF THE RESPECTIVE INVESTORS ON THE BOOKS OF THE COMPANY AND PROMPTLY FORWARDED TO THEM AT THE ADDRESSES SET FORTH ON THE SUBSCRIPTION FORM.

-------------------------------------------------------------------------------


                                 LEGAL MATTERS
                                 -------------

     The legality of the Investment Certificates has been passed upon by Karr Tuttle Campbell, Portland, Oregon.


                                    EXPERTS
                                    -------

     The balance sheet as of July 31, 1998 and the related statements of income, cash flows and changes in shareholders' equity for the seven months ended July 31, 1998 included in this Prospectus have been included in reliance on the report of Yergen and Meyer LLP, independent auditors, given upon the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION
                             ----------------------

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Investment Certificates. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in accordance with the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Investment Certificates, please see the Registration Statement and its exhibits and schedules filed with the Commission. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents, and you should refer to the copy of the applicable document filed with the Commission as an exhibit to the Registration Statement for complete details. The Registration Statement and the exhibits thereto may be inspected, without charge, at the public reference facilities of the Commission at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. In addition, the Registration Statement and its exhibits and schedules may be accessed electronically at the Commission's web site on the Internet at www.sec.gov.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in files periodic reports and other information with the Commission. Such reports and other information can be inspected and copied at the addresses, and may be accessed electronically at the above web site. These reports and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                             CREDIT CONCEPTS, INC.

                             FINANCIAL STATEMENTS
                                      AND
                           SUPPLEMENTARY INFORMATION
                           Period Ended July 31, 1998

                                Yergen and Meyer LLP
                    --------------------------------------
                    Certified Public Accountants and Consultants




                            INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Credit Concepts, Inc.
Eugene, Oregon

We have audited the accompanying balance sheet of Credit Concepts, Inc. as of July 31, 1998, and the related statements of income, stockholders' equity, and cash flows for the periods from inception (October 1, 1997) to December 31, 1997, and January 1, 1998, to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Credit Concepts, Inc. as of July 31, 1998, and the results of its operations and its cash flows for the initial period then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the company began operating October 1, 1997, as a limited liability company (LLC) and incorporated the business effective January 1, 1998. These financial statements report the cumulative results of operations.


/s/  Yergen and Meyer, LLP

August 19, 1998

                             CREDIT CONCEPTS, INC.
                                 BALANCE SHEET
                                 July 31, 1998

                                     ASSETS
Cash                                                          $     55,003
                                                              -------------
Finance receivables:
   Contracts                                                     4,325,162
   Loan origination costs                                           35,148
   Allowance for credit losses                                    (191,000)
   Interest receivable on contracts                                 64,500
                                                              -------------
       Finance Receivables, Net                                  4,233,810

Stock subscriptions receivable                                     120,000
Equipment and leasehold improvements, net                           33,685
Other assets                                                        41,133
                                                              -------------
TOTAL                                                         $  4,483,631
                                                              =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
   Debt:
       Bank line of credit                                    $  2,687,431
       Other notes payable                                         301,500
       Subordinated notes payable to stockholders                1,165,976
Accounts payable and accrued expenses                               14,305
Interest payable                                                    23,149
                                                              -------------
   Total Liabilities                                             4,192,361
                                                              -------------
STOCKHOLDERS' EQUITY
   Common stock, no par value, 1,000 shares
   authorized, 300 issued and outstanding                          150,000
Additional paid-in-capital                                         206,842
Retained earnings                                                  (65,572)
                                                              -------------
   Total Stockholders' Equity                                      291,270
                                                              -------------
TOTAL                                                         $  4,483,631
                                                              =============

The accompanying notes are an integral part of these financial statements.

                             CREDIT CONCEPTS, INC.
                              STATEMENT OF INCOME
                    For the 7 Months Ended July 31, 1998 and
        the Period from Inception (October 1, 1997) to December 31, 1997

                                                      1998           1997
                                                  ------------   ------------
REVENUES
   Interest on contracts                          $  468,116     $     5,901
   Other income                                        3,140             246
                                                  ------------   ------------
   Total Revenues                                    471,256           6,147
                                                  ------------   ------------
EXPENSES
   Interest                                          154,671           3,815
   Salaries                                           79,017          30,408
   Provision for credit losses                       231,129             -
   Other operating expenses                           72,011          15,082
                                                  ------------   ------------
   Total Expenses                                    536,828          49,305
                                                  ------------   ------------
NET INCOME (LOSS)                                 $  (65,572)    $   (43,158)
                                                  ============   ============


The accompanying notes are an integral part of these financial statements

                                        CREDIT CONCEPTS, INC.
                                  STATEMENT OF STOCKHOLDERS' EQUITY
                              For the 7 Months Ended July 31, 1998 and
                   the Period from Inception (October 1, 1997) to December 31, 1997

                                        Credit
                                     Concepts,LLC                 Credit Concepts, Inc.
                                     ------------  ----------------------------------------------------
                                                                 Additional
                                       Members       Common       Paid-in       Retained
                                        Equity       Stock        Capital       Earnings      Totals
                                     ------------  ------------ ------------- ------------  -----------
Members Contribution
  at Inception                       $ 451,000     $     -      $      -      $     -       $ 451,000
Net (loss)                             (43,158)                                               (43,158)
                                     -----------   -----------  -----------   ------------  -----------
Balance at December 31, 1997         $ 407,842     $     -      $      -      $     -       $ 407,842

Transfer of Interest to Corporation
  at 1/1/98 in exchange for:
    Stock                             (236,842)       30,000       206,842    $     -
    Notes                             (171,000)                                              (171,000)
Additional stock subscriptions                       120,000                                  120,000

Net (loss)                                                                      (65,572)      (65,572)
                                     -----------   -----------  -----------   ------------  -----------
Balance at July 31, 1998             $     -       $ 150,000    $  206,842    $ (65,572)    $ 291,270
                                     ===========   ===========  ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                             CREDIT CONCEPTS, INC.
                            STATEMENT OF CASH FLOWS
                    For the 7 Months Ended July 31, 1998 and
        the Period from Inception (October 1, 1997) to December 31, 1997

                                                      1998           1997
                                                  ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (Loss)                                       $  (65,572)    $  (43,158)
                                                   ------------   ------------
  Adjustments to reconcile net income to net
       cash provided by operating activities:
     Provision for credit losses on finance
       receivables                                    231,129            -
     Depreciation and amortization                     37,616            561
     Recoveries of finance receivables
       previously charged off                          42,665            -
     Changes in assets and liabilities:
       Accrued interest on finance receivables        (64,500)           -
       Loan origination costs                         (35,148)           -
       Other assets                                   (57,081)       (18,209)
       Accounts payable, accrued and other
          liabilities                                  34,174          3,280
                                                   ------------   ------------
  Total Adjustments                                   188,855        (14,368)
                                                   ------------   ------------
     Net Cash Provided (Used) by Operating
       Activities                                     123,283        (57,526)
                                                   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans and contracts originated or purchased      (4,410,614)      (479,843)
  Loans and contracts repaid                          478,778          3,723
  Additions to equipment and leasehold
     improvements                                      (8,655)       (29,050)
                                                   ------------   ------------
     Net Cash (Used) by Investing Activities       (3,940,491)      (505,170)
                                                   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt                                 4,506,664       140,000
  Repayment of debt                                  (662,757)           -
  Members' contributions                                  -          451,000
                                                   ------------   ------------
     Net Cash Provided by Financing Activities       3,843,907       591,000
                                                   ------------   ------------
NET INCREASE IN CASH                                    26,699        28,304

CASH AT BEGINNING OF PERIOD                             28,304           -
                                                   ------------   ------------
CASH AT END OF PERIOD                              $   55,003     $   28,304
                                                   ============   ============

The accompanying notes are an integral part of these financial statements.

                             CREDIT CONCEPTS, INC.
                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY - Credit Concepts, Inc. (the Company) is in the business of purchasing retail installment contracts from automobile dealers in connection with the financing of used automobiles. The Company originally formed on August 29, 1997, as Credit Concepts, L.L.C. and began operations during October 1997. Effective January 1, 1998, the Company incorporated the operations into the existing entity via a tax-free incorporation.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCE RECEIVABLES - Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any chargeoff or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related contract.

Provisions for credit losses are recognized in amounts sufficient to maintain the allowance for credit losses at a level adequate to cover losses of principal and accrued interest in the existing finance receivable portfolio. The allowance for credit losses is based upon management's evaluation of the economic environment and the condition of outstanding loans and contracts receivable at year end. During the year, the unpaid balances of delinquent contracts receivable in excess of any related dealer guarantees are charged against the allowance for credit losses when management determines that no further collection efforts are economically beneficial. Changes in the allowance for credit losses may occur in the near term and such changes may be material to the financial position, results of operations and cash flows.

INTEREST INCOME RECOGNITION - For financial statement purposes, interest income from finance receivables is recognized using the interest method. Accrual of interest income on finance receivables is suspended when the Company's management determines the loan recovery to be doubtful. While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction of principal.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS - Equipment and leasehold improvements are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred; expenditures for additions, improvements and replacements are capitalized. Upon disposal or retirement of assets, the accounts are relieved of the related costs and accumulated depreciation and resulting gains or losses are recognized in operations.

CORPORATE FORM AND INCOME TAXES - As noted, on January 1, 1998, Credit Concepts, Inc. converted from a Limited Liability Company to an S Corporation pursuant to the Internal Revenue Code. As an S Corporation, the income tax liability arising from the taxable earnings of the Company is the responsibility of the stockholders.


NOTE 2 - FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

As of July 31, 1998, information regarding the finance receivables is as follows:

Number of contracts                                        842
Average Annual Percentage Rate (APR) of interest        30.8 %
Average contract balance                               $ 5,212
Average term of contract                               41 mos.
Average age of contract                               4.5 mos.
Average payment per month                                $ 230

The terms of contracts are generally from one to five years. The Company anticipates that a majority of contracts will be paid or renewed prior to contractural maturity dates. Cash collections of finance receivables for the period of inception to July 31, 1998, were $482,501. Additionally, the ratio of cash collections to average period-end balances was approximately 19.6%.

Change in the allowance for credit losses is as follows:

Balance at inception (October 1, 1997)                 $       -
  Provision charged to expense                            231,084
  Accounts charged off                                   (82,749)
  Recoveries                                               42,665
                                                       ------------
  Balance as of July 31, 1998                          $  191,000
                                                       ============


NOTE 3 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Balances as of July 31, 1998, are as follows:

Computer equipment                                     $   21,777
Leasehold improvements                                      2,223
Office furniture and equipment                             13,705
                                                       ------------
                                                           37,705
Accumulated depreciation and amortization                  (4,020)
                                                       ------------
                                                       $   33,685
                                                       ============


NOTE 4 - DEBT

Following is a summary of all debt held by the Company at July 31, 1998:

Bank line of credit (available credit line -
$3,000,000) - without collateral, interest at
the institution's prime rate (8.5% at July 31, 1998)
plus 2.25% due June 15, 1999, guaranteed by the
stockholders of Credit Concepts, Inc.                       $  2,687,431
                                                            ------------
Notes payable to various individuals - without
collateral, maturities to 2004, with interest
from 10% to 12%.                                                 240,000

Notes payable to related party - without collateral,
no maturity with interest at 12%.                                 61,500
                                                            ------------
Total other notes payable                                        301,500
                                                            ------------
Subordinated notes payable to stockholders - without
collateral, no stated maturity, with interest at 12%           1,165,976
                                                            ------------
Total                                                       $  4,154,907
                                                            ============

The subordinated notes payable provide for subordination to any present and future debt owed by Credit Concepts, Inc. to any bank, insurance company or other financial institution. Subordinated debt with stockholders and officers of Credit Concepts, Inc. of $1,165,976 is also subordinated to other notes payable of $301,500.

Scheduled maturities of debt in subsequent fiscal years are as follows:

                    1999                   $  2,737,431
                    2000                         10,000
                    2001                              -
                    2002                              -
                    2003                              -
                    Thereafter                1,437,476
                                           ------------
                                           $  4,184,917
                                           ============


NOTE 5 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                  1998          1997
                                               ----------    ----------
Cash paid during the year for interest         $  131,522    $   3,815


Non-cash financing activities consisted of issuance of additional stock subscriptions in the amount of $120,000, during 1998.


NOTE 6 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS. For cash, the carrying amount is the estimated fair value.

FINANCE RECEIVABLES. There are generally no quoted market prices available for finance receivables. The net fair value of such receivables is estimated to approximate the net carrying value based upon interest rates as of July 31, 1998.

                           SUPPLEMENTARY INFORMATION

                             CREDIT CONCEPTS, INC.
                            OTHER OPERATING EXPENSES
                    For the 7 Months Ended July 31, 1998 and
        the Period from Inception (October 1, 1997) to December 31, 1997

                                                      1998           1997
                                                  ------------  -------------
Accounting services                               $     3,840    $       143
Advertising                                               102              -
Amortization                                           21,549          2,146
Automobile expense                                         23              -
Bank charges                                               13             88
Business meetings                                         509              -
Collection and repossession charges                     1,898              -
Commission expense                                          -          3,895
Contributions                                              55              -
Depreciation                                            3,459            561
Dues and subscriptions                                  1,284            359
Employee benefits                                         567            150
Equipment repairs                                           9            154
Insurance                                                 888            617
Legal services                                          5,222              -
Licenses, fees and permits                                 90              -
Life insurance                                          2,156              -
Meals and entertainment                                 2,829            264
Miscellaneous                                           4,978              -
Office rent                                             8,712          2,489
Office supplies and expense                             7,398          2,367
Telephone                                               4,757            787
Travel                                                  1,673          1,062
                                                  -----------    ------------
TOTAL OTHER OPERATING EXPENSES                    $    72,011    $    15,082
                                                  ============   ============

                              SUBSCRIPTION FORM
                              -----------------

Credit Concepts, Inc.
2149 Centennial Plaza, Suite 2
Eugene, Oregon 97401

     Attention:  Tom W. Palmer or Eugene C. Albert

     I hereby subscribe to purchase $_________________ (must be multiples of $1,000) principal amount of Short-Term Investment Certificates and $___________ (must be multiples of $1,000) principal amount of Long-Term Investment Certificates of Credit Concepts, Inc. ("Company"). I enclose a check or money order for the full amount of the purchase price with this Subscription Form. I understand that this subscription form must be accepted by the Company before it becomes binding.

     I acknowledge receipt of the Company's Prospectus dated November __, 1998 in connection with the Investment Certificates and confirm to you that the amount of my subscription, together with all other Investment Certificates of the Company now held by me, does not exceed ten percent (10%) of my personal net worth.


Date: ___________________


____________________________________    ____________________________________
(Name of Investor - please print)       (Name of Co-Investor, if any
                                          - please print)


X___________________________________    X____________________________________
     (Signature of Investor)              (Signature of Co-Investor, if any)

Address: __________________________     Address: ____________________________
___________________________________     _____________________________________
___________________________________     _____________________________________
___________________________________     _____________________________________

Telephone Number:___________________    Telephone Number:____________________

Social Security or Tax I.D. No.:        Social Security or Tax I.D. No.:_____
____________________________________    _____________________________________

(For Company use only):

Accepted on ________________________
                    (Date)

Credit Concepts, Inc.


By:________________________________
Its:_______________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
----------------------------------------------------
     The Oregon Business Corporation Act (Or. Rev. Stat. Section 60.047(2)(3) and Sections 60.387 to 60.414) authorizes a corporation, through its articles of incorporation and bylaws, to limit the liability of directors and to grant indemnity to directors, officers, employees or agents for actions taken with respect to the corporation in their respective capacities as directors, officers, employees or agents. Indemnification for such liabilities may be provided to an officer, director, employee or agent based upon the determination by a vote of the disinterested Board of Directors, a vote by a special committee of the Board of Directors, by the determination of a special legal counsel or by a vote of the shareholders that the director, officer, employee or agent may properly be indemnified under the statute. Except as set forth below, this includes liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI of the Company's Articles of Incorporation (Exhibit 3(a) hereto) limits a director's liability to the Company or its shareholders for monetary damages arising out of his or her conduct as a director, except in certain circumstances involving breach of the director's duty of loyalty to the Company or its shareholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, any unlawful distribution under ORS 60.367, or any unlawful distribution or any transaction in which the director derived an improper personal benefit. Article V of the Company's Bylaws (Exhibit 3(b) hereto) provide for indemnification of the Company's directors in cases in which the director successfully defends the action and in certain other circumstances in which the director acts in good faith, believes the conduct to be in the corporation's best interest or not opposed to it, and (for alleged criminal conduct) has no reasonable cause to believe the conduct to have been unlawful, except for acts for which the director is ultimately adjudged liable to the corporation. The Company may also advance litigation expenses to directors, officers, agents and employees under certain circumstances.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
------------------------------------------------------
     The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the non-accountable expense allowance payable by the Company in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the SEC Registration Fee.

     SEC Registration Fee . . . . . . . . . . . . .$     2,780
     Blue Sky Fees and Expenses . . . . . . . . . .        500
     Printing and Engraving Expenses. . . . . . . .     10,000
     Legal Fees and Expenses. . . . . . . . . . . .     35,000
     Accounting Fees and Expenses . . . . . . . . .     25,000
     Miscellaneous Expenses . . . . . . . . . . . .     26,720
                                                    ----------
     Total. . . . . . . . . . . . . . . . . . . . .$   100,000



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.
--------------------------------------------------
     (a)  In connection with the founding of the Company in August, 1997, Tom
W. Palmer, Eugene C. Albert and Ted W. Palmer, currently the Company's President and a Director, the Company's Vice-President and a Director and a Company Director, respectively, were issued all of the equity interests in Credit Concepts, L.L.C., the Company's predecessor, in reliance upon Section 4(2) of the Securities Act.

     (b) On October 15, 1997, the Company sold a $50,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (c) On October 16, 1997, the Company sold a $5,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (d) On November 15, 1997, the Company sold a $30,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, and a $100,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (e) On November 18, 1997, the Company sold a $116,000 promissory note without interest to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (f) On December 10, 1997, the Company sold a $150,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (g) On January 15, 1998, the Company sold a $40,000 promissory note bearing interest at 12% per annum to Kimberly M. Coleman, the General Manager of the Company, and her husband in reliance upon Section 4(2) of the Securities Act.

     (h) On January 20, 1998, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer Trust each purchased 100 shares of capital stock of Credit Concepts, Inc. for $50,000 in reliance upon Section 4(2) of the Securities Act.

     (i) On February 24, 1998, the Company sold a $30,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (j) On March 9, 1998, the Company sold a $10,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, and a $15,000 promissory note bearing interest at 13% per annum to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (k) On March 16, 1998, the Company sold two $50,000 promissory notes, each bearing interest at 12% per annum, to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (l) On March 25, 1998, the Company sold a $10,000 promissory note bearing interest at 12% per annum to Kimberly M. Coleman, the General Manager of the Company, and her husband in reliance upon Section 4(2) of the Securities Act.

     (m) On March 26, 1998, the Company sold a $3,000 promissory note bearing interest at 12% per annum to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, and a $7,000 promissory note bearing interest at 12% per annum to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (n) On April 1, 1998, the Company sold a $10,000 promissory note bearing interest at 12% per annum to Kimberly M. Coleman, the General Manager of the Company, and her husband in reliance upon Section 4(2) of the Securities Act. On the same date, the Company sold a $50,000 promissory note bearing interest at 12% per annum to M. Jacobs Fine Furniture Profit Sharing Plan, the "accredited" owner of which furniture store members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (o) On April 8, 1998, the Company sold a $40,000 promissory note bearing interest at 12% per annum to Amvesco, Inc. dba Western Pioneer Title Co. of Lane County, with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (p) On April 15, 1998, the Company sold a $60,000 promissory note bearing interest at 12% per annum to Bjarnie & Elsie Abrahamson, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (q) On May 4, 1998, the Company sold a $100,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (r) On May 18, 1998, the Company sold a $32,000 promissory note bearing interest at 12% per annum to Melvin S. Martinson and Leorne E. Martinson, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (s) On May 28, 1998, the Company sold a $25,000 promissory note bearing interest at 12% per annum to William and Debra Cox, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (t) On June 18, 1998, the Company sold a $4,500 promissory note bearing interest at 12% per annum to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (u) On June 25, 1998, the Company sold a $100,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act. On the same date, the Company sold a $70,000 promissory note bearing interest at 12% per annum to Amvesco, Inc. dba Western Pioneer Title Co. of Lane County, with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (v) On June 30, 1998, the Company sold a $15,500 promissory note bearing interest at 12% per annum to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (w) On July 14, 1998, the Company sold a $10,000 promissory note bearing interest at 10% per annum to Stanley B. Woods and Jo Ellen Woods, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (x) On July 27, 1998, the Company sold a $450,000 promissory note bearing interest at 12% per annum to Ted W. Palmer, a Director of the Company, Tom W. Palmer, the President and a Director of the Company, and Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, in reliance upon
Section 4(2) of the Securities Act.

     The registrant is relying upon Rule 152 of the Securities Act to preclude the integration of present offering with the offer and sale of the above equity interests, shares and promissory notes in connection with registrant's reliance upon Section 4(2) in the offer and sale of the above equity interests, shares and promissory notes.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
-----------------------------------------------------
      Number   Description
      ------   -----------
      3(a)     Articles of Incorporation
      3(b)     By-Laws
      4(a)     Specimen Short-Term Investment Certificate
      4(b)     Specimen Long-Term Investment Certificate
      5(a)     Opinion of Karr Tuttle Campbell*
      10(a)    Form of Master Dealer Agreement with automobile dealers,
               including Amendment to Master Dealer Agreement
      10(b)    Form of Contract purchased from automobile dealers
      10(c)    Bill of Sale dated January 20, 1998 with Albert Credit, LLC
      10(d)    Loan Agreement dated April 6, 1998 with Pacific Continental
               Bank, and Amendment to Loan Agreement dated November 4, 1998
      10(e)    Promissory Note in favor of Pacific Continental Bank dated
               April 6, 1998
      10(f)    Commercial Guaranty by Thomas W. Palmer dated April 6, 1998
      10(g)    Commercial Guaranty by Eugene C. Albert dated April 6, 1998
      10(h)    Commercial Guaranty by Ted W. Palmer dated April 6, 1998
      10(i)    Commercial Security Agreement dated April 6, 1998 with Pacific
               Continental Bank
      10(j)    Commercial Security Agreement dated April 6, 1998 with Pacific
               Continental Bank, including as collateral Thomas W. Palmer's life insurance policy
      10(k)    Commercial Security Agreement dated April 6, 1998 with Pacific
               Continental Bank, including as collateral Eugene C. Albert's life insurance policy
      10(l)    Agreement to Provide Insurance dated April 6, 1998 with Pacific
               Continental Bank
      10(m)    Assignment of Life Insurance Policy as Collateral dated
               March 10, 1998 with Pacific Continental Bank for Thomas W.
               Palmer's life insurance policy
      10(n)    Assignment of Life Insurance Policy as Collateral dated
               March 10, 1998 with Pacific Continental Bank for Eugene C.
               Albert's life insurance policy
      10(o)    Employment Agreement dated September 24, 1997 with Kimberly M.
               Coleman
      10(p)    Buy-Sell Agreement dated January 20, 1998 between Ted W. Palmer,
               Thomas W. Palmer and Eugene C. Albert
      10(q)    Lease Agreement dated October 14, 1997 with Keypac Leasing, including Limited Guaranty
      10(r)    Form of Promissory Note evidencing loans from private investors
      23(a)    Consent dated August 19, of Yergen and Meyer LLP
        -      Consent of Karr Tuttle Campbell**
      24(a)    Power of Attorney by signers of registration statement***
      27       Financial Data Schedule

----------------------------

*     To be filed with subsequent amendment to this Registration Statement.
**    To be included as part of Exhibit 5(a), Opinion of Karr Tuttle Campbell.
***   Set forth on signature page of registration statement.



ITEM 28.  UNDERTAKINGS.
-----------------------
     (a)  INDEMNIFICATION FOR LIABILITIES.
          --------------------------------
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b)  RULE 430A UNDERTAKINGS.
          -----------------------
     The undersigned Registrant hereby undertakes that:

          (i) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time declared effective.

          (ii) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
                                   ----------
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Eugene, state of Oregon, on November 5, 1998.

                                   CREDIT CONCEPTS, INC.
                                        (Registrant)


                                   By:  /S/ Tom W. Palmer, President
                                        ------------------------------------
                                        (Signature and Title)


                               POWER OF ATTORNEY
                               -----------------
     Each person whose signature appears below constitutes and appoints Tom W. Palmer, Eugene C. Albert and Ted W. Palmer, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.


/s/ Tom W. Palmer           PRESIDENT AND DIRECTOR          November 5, 1998
-----------------------    -----------------------       ---------------------
   (Tom W. Palmer)                 (Title)                       (Date)


                               VICE-PRESIDENT,
/s/ Eugene C. Albert        SECRETARY AND DIRECTOR          November 5, 1998
-----------------------    -----------------------       ---------------------
 (Eugene C. Albert))               (Title)                       (Date)


/s/ Ted W. Palmer                  DIRECTOR                 November 5, 1998
-----------------------    -----------------------       ---------------------
(Ted W. Palmer)                    (Title)                       (Date)